Exhibit 99.1

Humanigen Reports Second Quarter 2022 Financial Results

SHORT HILLS, N.J. August 12, 2022--(Business Wire) -- Humanigen, Inc. (Nasdaq: HGEN) (“Humanigen”), a clinical-stage biopharmaceutical company focused on developing lenzilumab (LENZ®), a first-in class antibody that neutralizes granulocyte-macrophage colony-stimulating factor (GM-CSF), today reported financial results for the second quarter and six months ended June 30, 2022.

“We have made excellent progress on the strategic realignment announced in July. We have increased the number of sites for the PREACH-M study in Australia of lenzilumab in chronic myelomonocytic leukemia (“CMML”), a rare blood cancer, and have interest from top oncology centers in the United States. We are on track to enroll the first patient in the RATinG study in the UK of lenzilumab in acute graft versus host disease (“aGvHD”) and expect dosing soon,” stated Cameron Durrant, Chairman and Chief Executive Officer, Humanigen. “Given the positive results from the company’s LIVE-AIR study and the survival trend observed in the ACTIV-5/BET-B study, we have interest from a global group of leading institutions and research networks to include lenzilumab in their large-scale, multinational studies of COVID-19. Tocilizumab and baricitinib demonstrated mortality benefit following inclusion in such studies despite having failed to do so in smaller studies. We are exploring the requirements for inclusion in these studies and plan to provide an update before the end of 2022. In addition, we are currently assessing requests for investigator-initiated trials (“IIT’s”) of lenzilumab in combination with CAR-T therapies and plan to continue the development of ifabotuzumab (“iFab”), an EpAh-3 targeted monoclonal antibody currently in Phase 1 development, as part of an antibody drug conjugate (“ADC”), for certain solid tumors in Australia.”

As recently announced, the company has strategically realigned its pipeline and resources with plans to accelerate the development of lenzilumab in CMML, for which the “PREcision Approach to Chronic Myelomonocytic Leukemia”, or “PREACH-M” study, is already underway and to continue the “Risk Adapted Therapy in Acute GvHD”, or “ RATinG” study, in patients undergoing bone marrow transplant, that is expected to enroll its first patient in the third quarter of 2022. These studies are majority funded by the company’s partners. Under the realignment plan, the company will deemphasize the deployment of certain resources for the development of lenzilumab for COVID-19. The preliminary topline results from the Accelerating COVID-19 Therapeutic Interventions and Vaccines-5 (“ACTIV-5”) and Big Effect Trial, in the “B” arm of the trial (“BET-B”), referred to as the ACTIV-5/BET-B trial did indicate that lenzilumab demonstrated a positive trend in mortality. The company continues to support National Institutes of Health’s (“NIH’s”) further analysis of the data.

Second Quarter and Six Months Ended June 30, 2022 Financial Results

Net loss for the quarter ended June 30, 2022 was $30.1 million, or $0.43 per share, as compared to $70.8 million, or $1.20 per share, for the quarter ended June 30, 2021. The net loss for the six months ended June 30, 2022 was $51.4 million or $0.75 per share, as compared to $136.4 million or $2.45 per share for the six months ended June 30, 2021. The decrease in net loss for both periods was largely due to a decrease in expenses, mainly Research and Development (“R&D”) expense. R&D expense decreased $36.6 million from $63.0 million for the three months ended June 30, 2021, to $26.4 million for the three months ended June 30, 2022 and decreased $79.2 million from $122.9 million for the six months ended June 30, 2021 to $43.7 million for the six months ended June 30, 2022. The decrease in R&D expense is primarily due to decreased lenzilumab manufacturing costs for the quarter ended June 30, 2022 of $34.6 million, and for the six months ended June 30, 2022 of $70.3 million.

Cash and Cash Equivalents

Net cash used in operating activities, net of balance sheet changes, was $44.8 million for the six months ended June 30, 2022. During the first half of 2022, the company sold shares of its common stock under its At-the-Market or “ATM” facility, raising net proceeds of approximately $21.8 million. As of June 30, 2022, the company had cash and cash equivalents of approximately $47.0 million. Subsequent to end of the quarter and through August 10, 2022, the company raised an additional $15.9 million under the ATM.

In July 2022, the company repaid the Term Loan with Hercules by prepaying $25.0 million of outstanding principal, together with approximately $1.7 million of accrued interest, fees and other amounts, due under the loan, terminating all obligations, liens and security interests thereunder. By retiring the Term Loan, the company reduced future cash payments for interest and enhanced its ability to generate additional liquidity from its intellectual property by removing the loan’s collateral requirements.

A summary of key financial highlights as of and for the three and six months ended June 30, 2022 and 2021 is as follows ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

License revenue	$1,036	$1,036	$2,072	$1,522

Research and development	26,438	63,012	43,658	122,946
General and administrative	3,949	8,076	8,294	13,024

Loss from operations	(29,351)	(70,052)	(49,880)	(134,448)

Net loss	$(30,149)	$(70,803)	$(51,427)	$(136,370)

Net loss per common share	$(0.43)	$(1.20)	$(0.75)	$(2.45)

Weighted average common shares	70,670,971	58,843,567	68,137,762	55,735,008

	June 30, 2022	December 31, 2021

Cash and cash equivalents	$47,046	$70,016

Current assets	$49,359	$70,971

Current liabilities	76,990	68,725

Working capital	$(27,631)	$2,246

About Lenzilumab

Lenzilumab is a proprietary Humaneered® first-in-class monoclonal antibody that has been proven to neutralize GM-CSF, a cytokine of critical importance in the hyperinflammatory cascade, sometimes referred to as cytokine release syndrome, or cytokine storm. Humanigen believes that GM-CSF neutralization with lenzilumab also has the potential to treat patients with CMML and to reduce the hyper-inflammatory cascade known as cytokine release syndrome common to aGvHD. A study of lenzilumab is underway for patients with CMML exhibiting RAS pathway mutations. This study builds on evidence from a Phase 1 study, conducted by Humanigen, that showed RAS mutations are associated with hyper-proliferative features, which may be sensitive to GM-CSF neutralization. Lenzilumab will also be tested to assess its ability to prevent and/or treat aGvHD in patients undergoing allogeneic hematopoietic stem cell transplantation.

About Humanigen, Inc.

Humanigen, Inc. (NASDAQ: HGEN) ("Humanigen"), is a clinical-stage biopharmaceutical company focused on developing lenzilumab, a first-in-class antibody that binds to and neutralizes granulocyte-macrophage colony-stimulating factor. Humanigen is developing lenzilumab as a treatment for chronic myelomonocytic leukemia and acute graft versus host disease. Humanigen is also exploring use of lenzilumab to prevent toxicities associated with CAR-T therapy through investigator-initiated trials. Humanigen is also developing an antibody drug conjugate (ADC) utilizing its EphA-3 targeted monoclonal antibody ifabotuzumab ("ifab") for solid tumors. For more information, visit www.humanigen.com and follow Humanigen on Twitter.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment, and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct, and you should be aware that actual events or results may differ materially from those contained in the forward- looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability and need for additional capital; our dependence on partners to further the development of our product candidates; the uncertainties inherent in the development, attainment of the requisite regulatory authorizations and approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation or arbitration; and the various risks and uncertainties described in the "Risk Factors" sections of our latest annual and quarterly reports and other filings with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof, to reflect new information or the occurrence of unanticipated events, or to update the reasons why actual results could differ materially from those anticipated in the forward-looking statements, in each case, except as required by law.

LENZ® and Humaneered® are trademarks of Humanigen, Inc.

Humanigen Investor Relations

Tim Morris

COO & CFO

tmorris@humanigen.com

650-400-6874

Source: Humanigen, Inc.